UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 14, 2008

VYYO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-30189	94-3241270
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6625 The Corners Parkway, Suite 100, Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code  (678) 282-8000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

                Item 5.02(b)

                On February 4, 2008, Vyyo Inc. (the “Company”) announced that that employment of Avner Kol, the Company’s Chief Operating Officer, had been terminated as of January 30, 2008.

                Item 5.02(e)

                The Company entered into a Separation Agreement and Release and a Consulting Agreement with Mr. Kol, both effective as of March 14, 2008.

                The Separation Agreement and Release provides that Mr. Kol will receive $104,167 (which amount includes accrued vacation pay) to be paid over normal pay periods for five months, subject to Mr. Kol’s continued satisfaction of various covenants set forth in the Separation Agreement and Release.  Mr. Kol’s outstanding stock options will continue to vest through December 31, 2008, at which time he will hold 237,334 vested options, at exercise prices ranging from $3.35 to $6.92.  Mr. Kol will be allowed to exercise his options that have vested on or before December 31, 2008 no later than March 31, 2009.  A copy of the Separation Agreement and Release will be filed with the Company’s Form 10-K for its fiscal year ended March 31, 2009.

                The Consulting Agreement provides that in exchange for certain services that may be performed by Mr. Kol to Vyyo Ltd, the Company’s wholly-owned Israeli subsidiary, Vyyo Ltd. will pay Mr. Kol $20,833 per month for six months, subject to Mr. Kol’s continued satisfaction of various covenants set forth in the Consulting Agreement.  These payments will commence after the payments have been made to Mr. Kol under the Separation Agreement and Release described above.  The monthly payments are inclusive of any and all other amounts for social or other benefits, including, but not limited to, contributions or deductions with respect to National Insurance or social security, health tax or unemployment insurance.  A copy of the Consulting Agreement will be filed with the Company’s Form 10-K for its fiscal year ended March 31, 2009.

                The severance payment costs described above for Mr. Kol were included in the $3.0 million to $4.0 million range of severance payments and other employee-related costs disclosed in the Company’s Form 8-K announcing the restructuring plan filed on February 4, 2008.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYYO INC.

Date: March 18, 2008	By:	/s/ Tashia L. Rivard
Tashia L. Rivard
General Counsel